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                                                                       Exhibit 2

                         REGISTRATION RIGHTS AGREEMENT
                         -----------------------------

       This Registration Rights Agreement is entered into by and between K N Energy, Inc., a Kansas corporation (the "Company") and Cabot Corporation, a Delaware corporation ("Stockholder") pursuant to Section 5.11 of that certain Agreement of Merger dated as of March 24, 1994 (the "Merger Agreement") by and among the Company, K N Acquisition Corporation, a Delaware corporation and American Oil and Gas Corporation, a Delaware corporation ("AOG"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

                                  WITNESSETH:
                                  ----------

       WHEREAS, Stockholder beneficially owns shares of Common Stock of AOG;

       WHEREAS, the Company has been advised that Stockholder is an "affiliate" of AOG, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 promulgated by the Commission (hereinafter defined) and Stockholder may be an affiliate of the Company upon consummation of the Merger;

       WHEREAS, due to Stockholder's status as an affiliate, Stockholder will be restricted under Rule 145 promulgated by the Commission from effecting sales and transfers of shares of KNE Common Stock received by Stockholder as a result of the Merger in excess of certain volumes; and

       WHEREAS, KNE desires to grant Stockholder certain rights to registration under the Act (hereinafter defined) so as to permit Stockholder the opportunity to dispose of shares of KNE Common Stock received by Stockholder as a result of the Merger without constraint by the volume limitation restrictions imposed by Rule 145 promulgated by the Commission;

       NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

       1.01 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

         (a) "Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute enacted hereafter, and the rules and regulations of the Commission thereunder all as the same shall be in effect from time to time.

         (b) "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Act.

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         (c)   "Holder" shall mean any holder of outstanding Registrable Common
     Stock.

         (d) "Initiating Holders" shall mean any Holders of shares of Registrable Common Stock which such shares total not less than 1% of the then outstanding shares of KNE Common Stock as shown by the most recent report or statement published by KNE.

         (e) The terms "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Act, and the declaration or ordering of the effectiveness of such registration statement.

         (f) "Registrable Common Stock" shall mean (i) KNE Common Stock received as a result of the Merger by Stockholder and all other stockholders of AOG who have executed similar Registration Rights Agreements pursuant to Section 5.11 of the Merger Agreement and (ii) KNE Common Stock beneficially owned by any affiliate of KNE who beneficially owns in excess of 1% of the then outstanding shares of KNE Common Stock as of the Effective Time and who enters into a registration rights agreement similar to this Agreement.

         (g) "Share Transfer Agreement" shall mean that certain Share Transfer and Registration Agreement dated of even date herewith by and between the Company and Stockholder.

         1.02 REQUIRED REGISTRATION. At any time during a period of five years following the date of consummation of the Merger, the Initiating Holders may request that the Company effect a registration with respect to the Registrable Common Stock, as follows:

         (a) REQUEST FOR REGISTRATION OF COMMON STOCK. In the event that the Company shall receive from one or more Initiating Holders a written request that the Company effect any registration with respect to all or any part but not less than 750,000 shares of the Registrable Common Stock, the Company will: (i) promptly give written notice of the proposed registration to all other Holders; and (ii) as soon as practicable, use its diligent best efforts to effect all such registration, qualification and compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Common Stock as is specified in such request, together with all or such portion of the Registrable Common Stock of any Holder or Holders thereof joining in such request as are specified in a


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     written request given within 30 days after receipt of such written notice from the Company.

         (b) UNDERWRITING. If the Initiating Holders intend to distribute the Registrable Common Stock covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.02 and the Company shall include such information in the written notice referred to in Section 1.02(a)(i). In such event, the right of any Holder to registration pursuant to this
     Section 1.02 shall be conditioned upon such Holder's participation in such underwriting and the inclusion in the underwriting of not less than 10% of the Registrable Common Stock held by such Holder (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.

         The Company shall (together with all Holders proposing to distribute their Registrable Common Stock through such underwriting) enter into an underwriting agreement in customary form with the representative of the lead managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders and approved by the Company, which approval shall not be unreasonably withheld and any co-managing underwriters mutually selected for such underwriting by a majority-in-interest of the Initiating Holders and the Company. Notwithstanding any other provision of this Section 1.02, if the underwriter determines, in good faith and independent of any request by the Company, that marketing factors require a limitation of the number of shares to be underwritten, and if all directors or officers of the Company who had sought to have any of their shares included in such registration shall have withdrawn all such shares from registration, the underwriter may limit the number of shares of Registrable Common Stock to be included in the registration and underwriting to the extent such underwriter deems necessary. The Company shall so advise all Holders, and the number of shares of Registrable Common Stock that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Common Stock entitled to inclusion in such registration held by such Holders at the time of filing the registration statement. If any Holder of Registrable Common Stock disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders and the Registrable Common Stock so withdrawn shall also be withdrawn from registration but shall be entitled to such registration rights granted to such Registrable Common Stock pursuant to this Section 1.02 as may thereafter remain in effect.

         The Company and the holders of the Common Stock and of any other security of the Company to whom the Company has granted registration rights substantially identical to those granted to Holders of Registrable Common Stock may include their respective securities for their own accounts in such


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     registration if the underwriter so agrees and if the number of shares of
     Registrable Common Stock and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited and if such inclusion will not otherwise adversely impact the offering.

         (c) EXPENSES OF REQUESTED REGISTRATION. The Company shall bear all expenses incurred in connection with each registration, qualification or compliance pursuant to Section 1.02(a), including, without limitation, all registration, filing and qualification fees, printing expenses, audit fees and fees and disbursements of counsel for the Company and counsel for the underwriters, if any (unless any such underwriter pays such counsel fees) (but excluding underwriter's commissions, fees and expenses allocable to the Registrable Common Stock of the Holders and fees of independent counsel, if any, for the Holders, which commissions, fees and expenses and fees of counsel shall be borne PRO RATA (by share) by the Holders electing to participate in such requested registration).

         (d) LIMITATIONS ON REGISTRATION. Notwithstanding any provision to the contrary in this Section 1.02, the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to Section 1.02(a) if (i) Vinson & Elkins L.L.P. or other reputable counsel designated by the Company and reasonably satisfactory to the Initiating Holders delivers an opinion to such Initiating Holders, in form and substance satisfactory to such Initiating Holders, to the effect that the Registrable Common Stock specified in the request for registration may be sold or distributed as planned by the Initiating Holders without registration or (ii) the Company has effected two previous registrations pursuant to this Section 1.02(a). Additionally, the Company shall not be obligated to include in any registration statement effected pursuant to this Section 1.02, any shares of Registrable Common Stock which are subject to an effective and current shelf registration statement under the Share Transfer Agreement.

         1.03 REGISTRATION RIGHTS; COMPANY REGISTRATION.

         (a) REGISTRATION INITIATED BY THE COMPANY. In the event the Company shall determine to register any shares of KNE Common Stock, either for its own account or for the account of a security holder or holders exercising their respective demand registration rights (other than a shelf registration referred to in Section 1.02(d) or a registration relating to stock options or employee benefit plans, the Company's dividend reinvestment plan, or the acquisition or purchase by or combination by merger or otherwise of the Company of or with another company or business entity or partnership or a registration pursuant to Section 1.02) the Company will:

               (i) promptly give to each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to

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         attempt to qualify such securities under the applicable blue sky or other state securities laws); and

             (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Common Stock specified in a written request or requests, made within 30 days after receipt of such written notice from the Company, by any Holder or Holders of such Registrable Common Stock, except as set forth in Section 1.03(b) below.

         (b) UNDERWRITING. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.03(a)(i). In such event, the right of any Holder to registration pursuant to this Section 1.03 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Common Stock in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Common Stock through such underwriting shall (together with the Company and the other holders (if any) distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.03, if the underwriter determines, in good faith and independent of any request by the Company, that marketing factors require a limitation of the number of shares to be underwritten, and if all directors or officers of the Company who had sought to have any of their shares included in such registration shall have withdrawn all such shares from registration, the underwriter may limit the number of shares of Registrable Common Stock to be included in the registration and underwriting to the extent such underwriter deems necessary. The Company shall so advise all Holders, and the number of shares of Registrable Common Stock that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Common Stock entitled to inclusion in such registration held by such Holders at the time of filing the registration statement. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Common Stock excluded or withdrawn from such underwriting shall be withdrawn from such registration.

         (c) EXPENSES OF REGISTRATION BY THE COMPANY. The Company shall bear all expenses incurred in connection with each registration, qualification or compliance pursuant to this Section 1.03, including, without limitation, all registration, filing and qualification fees, printing expenses, audit fees and fees and disbursements of counsel for the Company and counsel for the underwriters, if any (unless any such underwriter pays such counsel fees) (but excluding underwriter's commissions, fees and expenses allocable to the

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     Registrable Common Stock of the Holders and fees of independent counsel, if any, for the Holders, which commissions, fees and expenses and fees of counsel shall be borne PRO RATA (by share) by the Holders electing to participate in such requested registration).

         (d) LIMITATIONS ON REGISTRATION. The Company's obligation to effect a registration under Section 1.03(a) shall expire five years from the date of consummation of the Merger. Notwithstanding any provision to the contrary in this Section 1.03, the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to Section 1.03 if the Company has effected two previous registrations pursuant to this Section 1.03. Additionally, the Company shall not be obligated to include in any registration statement effected pursuant to this Section 1.03, any shares of Registrable Common Stock which are subject to an effective and current shelf registration statement under the Share Transfer Agreement.

         1.04 REGISTRATION PROCEDURES.   In the case of each registration,
 qualification or compliance effected by the Company pursuant to this Agreement pursuant to which Registrable Common Stock for a Holder is included therein, the Company will keep such Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense, the Company will:

         (a) keep such registration, qualification or compliance effective for a period of at least 120 days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs;

         (b) furnish such number of prospectuses and other documents incident thereto as such Holder from time to time may reasonably request; and

         (c) list such Registrable Common Stock on each securities exchange (if any) on which the Common Stock is listed.

         1.05 INDEMNIFICATION.

         (a) The Company shall, if Registrable Common Stock held by a Holder is included in the securities as to which such registration, qualification or compliance is being effected, indemnify such Holder, each of its officers and directors, and each person controlling such Holder, with respect to which registration, qualification or compliance has been effected pursuant to Section 1.02 or 1.03, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement,


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     notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements not misleading, and will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such party and shall survive the subsequent transfer of shares of Common Stock by the seller thereof and the transfer of any shares of Common Stock of the Company which were the subject of such registration, qualification or listing.

         (b) Each Holder will, if Registrable Common Stock held by such Holder is included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of the Act, and each other Holder registering Registrable Common Stock, each of its officers and directors and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; PROVIDED, HOWEVER, that (i) the obligations of such Holders hereunder shall be limited to an amount equal to the proceeds to each such Holder of Registrable Common Stock sold as contemplated herein and (ii) the indemnity for untrue statements or omissions described above shall not apply if the Holder providing such written information provides the Company with such additional written information prior to the effectiveness of the


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     registration as is required to make the previously supplied written information true and complete, together with a description in reasonable detail of the information previously supplied which was untrue or incomplete.

         (c) Each party entitled to indemnification under this Section 1.05 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of any obligations it may have otherwise than on account of this Section 1.05. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or litigation, the Indemnifying Party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless the Indemnifying Party abandons the defense of such claim or litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

         1.06 INFORMATION BY HOLDER. The Holder or Holders of Registrable Common Stock included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing, and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

         1.07 POSTPONEMENT OF REQUESTED REGISTRATION. If, within five days of the Company's receipt of a registration request from Initiating Holders, the Company notifies such Initiating Holders in writing that effecting the requested registration would materially and adversely affect a material transaction then under current consideration by the Company, as determined by the Board of Directors, and such determination is confirmed by an independent investment banker satisfactory to the Initiating Holders, then the Company may postpone its performance of its obligations hereunder for a period not to exceed 90 days.

         1.08 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented except by way of a written agreement executed by each of



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 the parties hereto. However, either party may waive any condition to the obligations of the other party hereunder.

         1.09 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or facsimile transmission:

         (a)  If to the Company, to:

              K N Energy, Inc.
              370 Van Gordon Street
              Lakewood, Colorado 80228
              Attention: General Counsel

         (b) If to Stockholder, to the address specified on the signature page hereof.

         1.10 ASSIGNABILITY AND ASSUMPTION. The registration rights granted hereunder to Stockholder may be assigned in whole or in part by Stockholder to any affiliate in connection with a transfer of Registrable Common Stock to such affiliate provided that (i) Stockholder shall remain liable for its obligations hereunder, (ii) Stockholder provides the Company with written notice of such assignment and (iii) the assignee of such rights agrees in writing to be bound by the terms and conditions of this Agreement. The Company agrees that any successor to the Company by merger or operation of law shall be bound by the terms of this Agreement and the terms of this Agreement shall apply to any securities of such successor received by Stockholder in exchange for Registrable Common Stock.

          IN WITNESS WHEREOF, the parties have executed this Agreement this 13th day of July, 1994.

                                  K N ENERGY, INC.

                                  By: /s/ LARRY D. HALL
                                      -------------------------------
                                      Larry D. Hall
                                      President








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                                 STOCKHOLDER:

                                 CABOT CORPORATION

                                 By: /s/ SAMUEL W. BODMAN
                                     -------------------------------------------
                                     Name:  Samuel W. Bodman
                                            ------------------------------------
                                     Title: Chairman of the Board and President
                                            ------------------------------------

                                 Stockholder's Address:

                                 75 State Street
                                 Boston, MA 02109-1806
                                 Attention:  General Counsel










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